Exhibit 99.1

DYNAMICSOFT, INC.

2004 Preferred Stock Incentive Plan

As Adopted September 9, 2004

ARTICLE ONE

GENERAL PROVISIONS

I.	PURPOSE OF THE PLAN

This 2004 Preferred Stock Incentive Plan is intended to promote the interests of dynamicsoft, Inc., a Delaware corporation, by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation.

Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

II.	ADMINISTRATION OF THE PLAN

A. Administration of the Discretionary Option Grant Program with respect to all persons eligible to participate in that program may, at the Board’s discretion, be vested in the Committee, or the Board may retain the power to administer that program with respect to all such persons. The members of the Committee may be Board members who are Employees eligible to receive discretionary option grants under the Plan or any other stock option, stock appreciation, stock bonus or other stock plan of the Corporation (or any Parent or Subsidiary).

B. Members of the Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

C. The Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Discretionary Option Grant Program and to make such determinations under, and issue such interpretations of, the provisions of such program and any outstanding options or stock issuances thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Discretionary Option Grant Program under its jurisdiction or any option or stock issuance thereunder.

D. Service on the Committee shall constitute service as a Board member, and members of the Committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on the Committee. No member of the Committee shall be liable for any act or omission made in good faith with respect to the Plan or any option grants under the Plan.

III.	ELIGIBILITY

A. Only Employees are eligible to participate in the Discretionary Option Grant Program.

B. Each Plan Administrator shall, within the scope of its administrative jurisdiction under the Plan, have full authority to determine which Employees are to receive option grants, the time or times when such option grants are to be made, the number of shares to be covered by each such grant, the time or times when each option is to become exercisable, the vesting schedule (if any) applicable to the option shares, and the maximum term (not to exceed nine (9) years from the date of option grant) for which the option is to remain outstanding.

IV.	PREFERRED STOCK SUBJECT TO THE PLAN

A. The stock issuable under the Plan shall be shares of authorized but unissued Preferred Stock. The maximum number of shares of Preferred Stock reserved for issuance over the term of the Plan shall not exceed one million (1,000,000) shares of Preferred Stock.

B. If any change is made to the Preferred Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Preferred Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, and (ii) the number and/or class of securities and the exercise price per share in effect under each outstanding option under the Plan. Such adjustments to the outstanding options are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such options. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

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ARTICLE TWO

DISCRETIONARY OPTION GRANT PROGRAM

I.	OPTION TERMS

Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Only Non-Statutory Options shall be granted under the Plan.

A. Exercise Price.

1. The exercise price per share shall be fixed by the Plan Administrator.

2. The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of Section I of Article Three and the documents evidencing the option, be payable in one or more of the forms specified below:

(i) cash or check made payable to the Corporation, or

(ii) to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions to (a) a brokerage firm (reasonably acceptable to the Corporation for purposes of administering such procedure in compliance with the Corporation’s pre-notification policy for sales of Preferred Stock) to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B. Exercise and Term of Options. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option. However, no option shall have a term in excess of nine (9) years measured from the option grant date.

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C. Effect of Termination of Service.

1. The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service or death:

(i) No option shall be exercisable after the expiration of its option term.

(ii) Any option exercisable in whole or in part by the Optionee at the time of death may be subsequently exercised by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution.

(iii) Should the Optionee’s Service be terminated for Misconduct, then all outstanding options held by the Optionee shall terminate immediately and cease to be outstanding.

(iv) Should the Optionee cease to remain in Service for any reason (other than death, Permanent Disability or Misconduct), then the Optionee shall have a period of three (3) months (commencing with the date of such cessation of Service) during which to exercise all outstanding options then held by the Optionee, but in no event shall any option be exercisable at any time after the expiration of its option term.

(v) Should the Optionee cease to remain in Service due to death or Permanent Disability, then the Optionee (or other recipient per (ii) above) shall have a period of twelve (12) months (commencing with the date of such cessation of Service) during which to exercise all outstanding options then held by the Optionee, but in no event shall any option be exercisable at any time after the expiration of its option term.

(vi) During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which the option is exercisable on the date of the Optionee’s cessation of Service. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised. However, the option shall, immediately upon the Optionee’s cessation of Service, terminate and cease to be outstanding to the extent the option is not otherwise at that time exercisable for vested shares.

D. The Plan Administrator shall have complete discretion at the time an option at any time while the option remains outstanding, to:

(i) extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

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(ii) permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Preferred Stock for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested had the Optionee continued in Service.

E. Shareholder Rights. The holder of an option shall have no shareholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

F. Limited Transferability of Options. Non-Statutory Options may be assigned in whole or in part during the Optionee’s lifetime to one or more members of the Optionee’s immediate family or to a trust established exclusively for one or more such family members or to one or more individuals, to the extent such assignment is in connection with the Optionee’s estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

II.	CORPORATE TRANSACTION

A. In the event of any Corporate Transaction, then each outstanding option shall: (i) be assumed by the successor corporation (or parent thereof) or replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof), (ii) be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested option shares at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to those option shares, or (iii) terminate as provided in II.B. below. The determination of option comparability under clause (i) above shall be made by the Plan Administrator, and its determination shall be final, binding and conclusive.

B. Immediately following the consummation of the Corporate Transaction, all outstanding options shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

C. Each option granted under the Plan which is assumed in connection with a Corporate Transaction may thereafter cover common stock or other property with an appropriate adjustment in the number of shares of common stock and in the exercise price under each such assumed option (such adjustments to meet the requirements of Code Section 424(a) and provided the aggregate exercise price shall remain the same). The other provisions concerning such assumed option shall be substantially similar (other than (i) the type and class of security and any preferences appurtenant thereto and (ii) the per share exercise price) to those under such assumed option immediately prior to the Corporate Transaction. The Board’s approval of the provisions

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for adjustment of the options to effect their assumption shall cause such adjustments to be binding on all holders of such assumed options.

D. The outstanding options shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

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ARTICLE THREE

MISCELLANEOUS

I.	TAX WITHHOLDING

A. The Corporation’s obligation to deliver shares of Preferred Stock upon the exercise of options under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

B. The Plan Administrator may, in its discretion, provide any or all holders of Non-Statutory Options under the Discretionary Option Grant Program with the right to use shares of Preferred Stock in satisfaction of all or part of the Withholding Taxes to which such holders may become subject in connection with the exercise of their options or the vesting of their shares. Such right may be provided to any such holder in either or both of the following formats:

Stock Withholding: The election to have the Corporation withhold, from the shares of Preferred Stock otherwise issuable upon the exercise of such Non-Statutory Option, a portion of those shares with an aggregate Fair Market Value equal to the minimum percentage of the Withholding Taxes.

Stock Delivery: The election to deliver to the Corporation, at the time the Non-Statutory Option is exercised, one or more shares of Preferred Stock previously acquired by such holder (other than in connection with the option exercise or stock vesting which triggers the Withholding Taxes) with an aggregate Fair Market Value equal to the minimum percentage of the Withholding Taxes.

II.	EFFECTIVE DATE AND TERM OF THE PLAN

A. The Plan shall become effective immediately upon the approval of the Corporation’s shareholders. Options may be granted under the Plan at any time on or after the date of such shareholder approval. If such shareholder approval is not obtained, then this Plan shall not become effective, and no options shall be granted and no shares shall be issued under the Plan.

B. The Plan shall terminate upon the earliest of (i) December 1, 2004, (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with a Corporate Transaction. The Plan may also be terminated at any other time designated by the Board. Upon such Plan termination, all outstanding option grants shall thereafter continue to have force and effect in accordance with the provisions of the documents evidencing such grants.

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III.	AMENDMENT OF THE PLAN

A. The Board shall have complete power and authority to amend or modify the Plan in any or all respects, but may delegate such authority in whole or in part to the Committee as the Board deems appropriate. However, no such amendment or modification shall adversely affect the rights and obligations with respect to stock options at the time outstanding under the Plan unless the Optionee consents to such amendment or modification. In addition, certain amendments may require shareholder approval in accordance with applicable laws and regulations.

IV.	USE OF PROCEEDS

Any cash proceeds received by the Corporation from the sale of shares of Preferred Stock under the Plan shall be used for general corporate purposes.

V.	REGULATORY APPROVALS

A. The implementation of the Plan, the granting of any stock option under the Plan and the issuance of any shares of Preferred Stock under the Plan shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the stock options granted under it and the shares of Preferred Stock issued pursuant to it.

B. No shares of Preferred Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Preferred Stock issuable under the Plan, and all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which Preferred Stock is then listed for trading.

VI.	NO EMPLOYMENT/SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

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APPENDIX

The following definitions shall be in effect under the Plan:

A. Board shall mean the Corporation’s Board of Directors.

B. Code shall mean the Internal Revenue Code of 1986, as amended.

C. Committee shall mean a committee of two (2) or more Board members appointed by the Board to administer the Plan.

D. Corporate Transaction shall mean either of the following shareholder-approved transactions to which the Corporation is a party:

(i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(ii) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation.

E. Corporation shall mean dynamicsoft, inc., a Delaware corporation, and its successors.

F. Discretionary Option Grant Program shall mean the discretionary option grant program in effect under Article Two of the Plan.

G. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

H. Exercise Date shall mean the date on which the Corporation shall have received written notice of the option exercise.

I. Fair Market Value per share of Preferred Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Preferred Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be deemed equal to the closing selling price per share of Preferred Stock on the date in question, as such price is reported on the Nasdaq National Market. If there is no closing selling price for the Preferred Stock on the date in question, then the Fair Market Value

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shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Preferred Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be deemed equal to the closing selling price per share of Preferred Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Preferred Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Preferred Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii) If none of the foregoing is applicable, by the Plan Administrator in good faith.

J. Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee or other person in the Service of the Corporation (or any Parent or Subsidiary).

K. 1934 Act shall mean the Securities Exchange Act of 1934, as amended.

L. Non-Statutory Option shall mean an option not intended to satisfy, or be subject to, the requirements of Code Sections 421 and 422.

M. Optionee shall mean any person to whom an option is granted under the Discretionary Option Grant Program.

N. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

O. Permanent Disability or Permanently Disabled shall mean the inability of the Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

P. Plan shall mean the Corporation’s 2004 Preferred Stock Incentive Plan, as set forth in this document.

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Q. Plan Administrator shall mean the particular entity, whether the Board or the Committee, which is authorized to administer the Discretionary Option Grant Program with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under those programs with respect to the persons under its jurisdiction.

R. Service shall mean the performance of services for the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant or stock issuance.

S. Preferred Stock shall mean the Corporation’s Series F preferred stock.

T. Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.

U. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

V. Withholding Taxes shall mean the foreign, Federal, state and local income and employment withholding taxes to which the holder of Non-Statutory Options or unvested shares of Preferred Stock may become subject in connection with the exercise of those options or the vesting of those shares.

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